EXHIBIT 99.1
Hub Group, Inc. Reports First Quarter 2009 Earnings

DOWNERS GROVE, IL, April 22, 2009, -- Hub Group, Inc. (NASDAQ: HUBG) today reported income for the quarter ended March 31, 2009 of $6.2 million.  Hub Group’s diluted earnings per share was $0.17 for the first quarter of 2009.

Hub Group’s revenue decreased 17% to $352 million compared to $425 million in the first quarter of 2008.  First quarter intermodal revenue decreased 19% to $246 million.  The decrease was attributable to a 5% volume decrease and a 14% decrease related mostly to fuel.  Truck brokerage revenue decreased 24% to $68 million this quarter.  First quarter logistics revenue increased 18% to $38 million.

Hub Group generated $29 million of cash flow from operations and ended the quarter with $113 million in cash.

“We are pleased that we have been able to maintain our market share and generate strong cash flow, despite the challenging freight market,” said David P. Yeager, Chairman and Chief Executive Officer.  “We remain focused on providing excellent service to our customers as we drive multiple initiatives to improve efficiency and increase productivity.  We are confident that we have the right strategy and team to weather this current economic downturn and thrive when conditions improve.”

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Wednesday, April 22, 2009 to discuss its first quarter results.

Hosting the conference call will be David P. Yeager, Chairman and Chief Executive Officer and Terri A. Pizzuto, Executive Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com ..  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (888) 680-0865.  The conference call participant code is 15068357. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PX96NYBH7.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference, bypassing the operator.  The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset-light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2008.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months
	Ended March 31,
	2009	2008

Revenue	$351,695	$424,995
Transportation costs	306,526	367,493

Gross margin	45,169	57,502

Costs and expenses:
Salaries and benefits	23,214	25,363
General and administrative	10,123	10,150
Depreciation and amortization	1,156	1,001
Total costs and expenses	34,493	36,514

Operating income	10,676	20,988

Other income (expense):
Interest expense	(25)	(26)
Interest and dividend income	55	338
Other, net	10	95
Total other income	40	407

Income before provision for income taxes	10,716	21,395

Provision for income taxes	4,538	8,260

Net income	$6,178	$13,135

Basic earnings per common share	$0.17	$0.35

Diluted earnings per common share	$0.17	$0.35

Basic weighted average number of shares outstanding	37,321	37,101
Diluted weighted average number of shares outstanding	37,412	37,405

HUB GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2009	December 31, 2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$112,673	$85,799
Accounts receivable
Trade, net	132,751	145,362
Other	7,435	10,318
Prepaid taxes	123	123
Deferred taxes	4,213	5,430
Prepaid expenses and other current assets	3,762	4,346
TOTAL CURRENT ASSETS	260,957	251,378

Restricted investments	6,573	6,118
Property and equipment, net	31,486	32,713
Other intangibles, net	6,499	6,610
Goodwill, net	233,056	233,110
Other assets	1,690	1,747
TOTAL ASSETS	$540,261	$531,676
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$110,070	$105,064
Other	7,401	6,107
Accrued expenses
Payroll	7,131	9,988
Other	24,282	26,388
TOTAL CURRENT LIABILITIES	148,884	147,547

Non-current liabilities	8,595	9,535
Deferred taxes	61,227	59,410

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued or outstanding in 2009 and 2008	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and 41,224,792 shares issued in 2009 and 2008; 37,163,730 shares outstanding in 2009 and 36,970,347 shares outstanding in 2008	412	412
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued and outstanding in 2009 and 2008	7	7
Additional paid-in capital	169,572	174,355
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	271,465	265,287
Treasury stock; at cost, 4,061,062 shares in 2009 and 4,254,445 shares in 2008	(104,443)	(109,419)
TOTAL STOCKHOLDERS' EQUITY	321,555	315,184

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$540,261	$531,676

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$6,178	$13,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,184	1,706
Deferred taxes	3,088	3,232
Compensation expense related to share-based compensation plans	1,078	1,171
(Gain) loss on sale of assets	(27)	29
Changes in operating assets and liabilities:
Restricted investments	(455)	(2,246)
Accounts receivable, net	15,494	(723)
Prepaid expenses and other current assets	584	578
Other assets	57	136
Accounts payable	6,300	2,499
Accrued expenses	(4,401)	(14,085)
Non-current liabilities	(940)	(196)
Net cash provided by operating activities	29,140	5,236
Cash flows from investing activities:
Proceeds from sale of equipment	48	29
Purchases of property and equipment	(1,429)	(849)
Cash used in acquisition of Comtrak, Inc.	-	(5,000)
Net cash used in investing activities	(1,381)	(5,820)
Cash flows from financing activities:
Proceeds from stock options exercised	40	315
Purchase of treasury stock	(1,042)	(672)
Excess tax benefits from share-based compensation	117	1,817
Net cash (used in) provided by financing activities	(885)	1,460

Net increase in cash and cash equivalents	26,874	876
Cash and cash equivalents beginning of period	85,799	38,002
Cash and cash equivalents end of period	$112,673	$38,878